Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Director, Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. TO FILE FOR 15 DAY EXTENSION FOR 10-K

New Annual Meeting and Record Date Established

Management to Hold Conference Call at 5:30 PM Eastern Today

GREENWICH, CT, USA, April 14, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today announced that it will file Form 12b-25 with the Securities and Exchange Commission to extend the filing period for its Form 10-K until April 30, 2004.  On March 15, 2004, the Company issued a press release in which it announced its financial results for the fiscal year ended January 31, 2004.  Thereafter, the Company learned that the Company’s independent accountants, PricewaterhouseCoopers LLP, believed that the Company’s current designation of two operating segments does not comply with the requirements of Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”).  The Company has determined that it will change its designation of operating segments for fiscal 2004 and potentially for certain prior years, which will impact the number of reporting segments required in its SFAS 131 footnote and related disclosures.  During the past several years, the Company has reported financial information with respect to two reporting segments, namely Candles & Home Fragrance and Creative Expressions.  It is now anticipated that the Company will report information in a greater number of segments.

The designation of additional operating segments on a retrospective basis, pursuant to SFAS 131, is also anticipated to result, retrospectively, in a greater number of reporting units pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  Accordingly, the Company will need to reassess impairment reviews of goodwill required to be performed as of the adoption date of SFAS 142 (2/1/02) and for the fiscal year thereafter.  It is anticipated that this will result in certain impairment charges not previously reported, and that prior year financial statements will need to be restated.

The Company has begun extensive analyses required to identify properly its operating segments, reporting segments and reporting units, and to assess potential impairments of goodwill for its re-defined reporting units.  This work, however, is not yet complete.  As a result, the Company has not been able to complete its financial statements or other portions of its annual report on Form 10-K in time for filing within the prescribed time period.

The Company presently expects that the financial statements which it will file as part of its annual report on Form 10-K will include SFAS 131 financial information with respect to an expanded number of reporting segments for its fiscal year ended January 31, 2004, and, comparatively, for all prior fiscal years presented.  In addition, as a result of the change in its operating segments and reporting units, the Company also expects that it will need to restate its financial statements for the fiscal year ended January 31, 2003 so as to recognize an impairment loss pursuant to SFAS 142 with respect to the carrying value of goodwill, particularly that which relates to its wholesale candle businesses.  As analyses and valuations are still in progress, the amount of such impairment charge is not yet finalized.  However, based upon the work done to date, the Company believes such impairment charge will be approximately $30 million, or approximately $0.64 per share, which it expects will be recognized in fiscal 2003.  The Company does not expect that the change in its reported segments will have any effect upon the Company’s cash flows in any reported period.

The Company expects that the change in the Company’s operating segments will not affect the Company’s previously reported results of operations for fiscal 2004.

The 10-K filing extension necessitates a change in the Company’s record date and date of its Annual Meeting of Shareholders, which were originally scheduled for March 19, 2004 and May 18, 2004, respectively.  A new record date of May 13, 2004 has been established, and Blyth’s Annual Meeting of Shareholders will take place on June 24, 2004.

Management will conduct a conference call today at 5:30 p.m. Eastern time.  The dial-in number is 1-877-226-4265, and the passcode 6810886 is required.  The international dial-in number is 1- 706-679-0668 and requires the same passcode.  This call will be broadcast live via the Internet at www.blyth.com.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  The Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball®, Walter Drake® and Exposures® brands and seasonal products under the Seasons of Cannon Falls™ and Holiday365™ brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial, Gies®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, expectations, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.

Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

###